As Filed with the Securities and Exchange Commission on April 17, 2012

Registration No. 333-170852

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHINA GRENTECH CORPORATION LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

15th Floor, Block A, Guoren Building

Keji Central 3rd Road

Hi-Tech Park, Nanshan District

Shenzhen 518057, People’s Republic of China

(Address of Principal Executive Offices)

Share Option Scheme of China GrenTech Corporation Limited

(Full title of the Plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(Name and Address of Agent for Service)

(212) 750-6474

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐.	Accelerated filer	☐.

Non-accelerated filer	☒. (Do not check if a smaller reporting company)	Smaller reporting company	☐.

Copies to:

Paul W. Boltz, Jr., Esq.

Ropes & Gray LLP

41st Floor, One Exchange Square

8 Connaught Place

Central, Hong Kong

(852) 3664 6519

DEREGISTRATION OF UNSOLD SECURITIES

China GrenTech Corporation Limited (the “Registrant”) is filing this Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement on Form S-8 to deregister all unsold securities originally registered by the Registrant pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on November 29, 2010, File No. 333-170852 (the “Registration Statement”), with respect to ordinary shares of the Registrant, par value US$0.00002 per share (the “Ordinary Shares”), thereby registered for offer or sale pursuant to the Share Option Scheme of the Registrant (the “Scheme”). A total of 62,500,000 Ordinary Shares were initially registered for issuance under the Registration Statement.

On January 20, 2012, the Registrant, Talenthome Management Limited (“Parent”), a British Virgin Islands exempted company, Xing Sheng Corporation Limited (“Merger Sub”), a Cayman Islands exempted company wholly-owned by Parent, entered into an amended and restated agreement and plan of merger (the “merger agreement”), which was approved on April 16, 2012 by the shareholders of the Registrant at the extraordinary general meeting of shareholders. The Registrant and Merger Sub subsequently filed a plan of merger with the Cayman Islands Companies Registrar, which became effective as of April 17, 2012 (the “effective time”), as a result of which Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company after the merger as a wholly-owned subsidiary of Parent. At the effective time, all outstanding Shares and American depositary shares of the Registrant were cancelled.

In connection with the merger, the Registrant has terminated the offering of the Ordinary Shares pursuant to the Registration Statement. The Registrant hereby removes from registration all of the Ordinary Shares registered under the Registration Statement that remained unsold as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, China on April 17, 2012.

CHINA GRENTECH CORPORATION LIMITED

By:	/s/ Yingjie Gao
Name:	Yingjie Gao
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment has been signed by the following persons in the capacities indicated and on April 17, 2012.

Signature		Title

/s/ Yingjie Gao Yingjie Gao		Chief Executive Officer and Director (principal executive officer)

/s/ Rong Yu Rong Yu		Chief Financial Officer and Director (principal financial and accounting officer)

/s/ * Qi Wang		Director

/s/ * Jing Fang		Director

/s/ * Cuiming Shi		Director

/s/ * Xiaohu You		Director

/s/ Hing Lun Tsang Hing Lun Tsang		Director

/s/ * Name: Kate Ledyard Title: Manager, Law Debenture Corporate Services Inc.		Authorized Representative in the United States

*By:	/s/ Yingjie Gao Yingjie Gao Attorney-in-fact